Exhibit 1.1

TERMS AGREEMENT

December 2, 2014

American Express Company

200 Vesey Street

New York, New York 10285

Attention: Treasurer

Ladies and Gentlemen:

We (the “Representatives”) understand that American Express Company, a New York corporation (the “Company”), proposes to issue and sell U.S.$600,000,000 aggregate principal amount of its 3.625% Subordinated Notes due December 5, 2024 (the “Notes”) pursuant to the Company’s Registration Statement on Form S-3ASR (No. 333-185242) (the “Registration Statement”).

Subject to the terms and conditions set forth herein or incorporated by reference herein, the underwriters named in Schedule I hereto (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Notes set forth therein opposite their respective names at 99.077% of the principal amount of the Notes, together with accrued interest, if any, thereon from December 5, 2014 to the Closing Date.  The Closing Date shall be December 5, 2014, at 9:30 a.m. ET at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other time or place on the same or such other date as the Representatives and the Company may agree upon in writing, and shall occur in Federal (same day) funds.  The Notes shall be represented by one or more global notes (the “Global Notes”) registered in the name of Cede & Co., as nominee of The Depository Trust Company, New York, New York (the “Depository”).

The Notes shall have the following terms:

Title:	U.S.$600,000,000 aggregate principal amount of its 3.625% Subordinated Notes due December 5, 2024.

Maturity:	December 5, 2024.

Interest Payment Dates:	June 5 and December 5 of each year, beginning June 5, 2015.

Initial Price to Public:	99.527% of the principal amount of the Notes, plus accrued interest, if any, from December 5, 2014.

Underwriting Discount:	0.450%.

Net Proceeds to Company (before expenses):	U.S.$594,462,000.

Delayed Delivery Contracts:	None.

Redemption provisions:

The Notes may be redeemed, in whole or in part, on or after the date that is 31 days prior to the maturity date at a redemption price equal to the principal amount of the subordinated notes being redeemed, together with any accrued and unpaid interest thereon to the date fixed for redemption. The Notes may not be redeemed prior to the date that is 31 days prior to the maturity date except upon the occurrence of a Tax Event or Regulatory Capital Event (each as defined in the preliminary prospectus supplement dated December 2, 2014 related to this offering). No redemption of the Notes may be made without the prior approval of the Federal Reserve.

Indenture:

Subordinated Indenture dated as of August 1, 2007, between the Company and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture to be dated as of December 5, 2014, between the Company and the trustee.

Counsel for the Company	Cleary Gottlieb Steen & Hamilton LLP.

Counsel for the Underwriters:	Skadden, Arps, Slate, Meagher & Flom LLP.

Additional terms:	As set forth in the Prospectus Supplement dated December 2, 2014, to the Prospectus dated December 3, 2012, relating to the Notes.

Except as expressly set forth below, all the provisions contained in the document entitled “American Express Company—Debt Securities—Underwriting Agreement Basic Provisions” filed as an exhibit to the Registration Statement (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement, except as provided herein, to the same extent as if the Basic Provisions had been set forth in full herein.  Terms defined in the Basic Provisions, except as otherwise defined herein, are used herein as therein defined.

Amendments to the Basic Provisions:

1.                                      Section 1(g) of the Basic Provisions is amended to insert the following as the last sentence of such Section 1(g):

“The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.”

2.                                      The last sentence of Section 1(t) of the Basic Provisions is amended to insert the following at the end of the existing sentence in place of the period:

“and are sufficient to ensure the accuracy of the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement.”

3.                                      Section 1 of the Basic Provisions is amended to insert the following at the end of the existing provisions:

“(u) The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and the rules and regulations thereunder, and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any governmental entity involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(v) None of the Company, any of its subsidiaries, or, to the knowledge of the Company, any director or officer of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of comprehensive Sanctions generally prohibiting dealings with such country or territory (presently Cuba, Iran, North Korea, Sudan, or Syria (each, a “Sanctioned Country”)); and the Company will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding, is a Sanctioned Country, in either case, in any manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(w) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by the Company or its subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  No part of the proceeds of the offering will be used, directly or indirectly, in violation of the FCPA.”

4.                                      Section 6 of the Basic Provisions is amended to insert the following at the end of the existing provisions:

“The documents required to be delivered by this Section 6 shall be delivered at the office of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, at Four Times Square, New York, New York, on the Closing Date.”

5.                                      Section 6(f) of the Basic provisions is amended and restated as follows:

“The Company shall have requested and caused PricewaterhouseCoopers LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters (which may refer to letters previously delivered to the Representatives), dated respectively as of the Execution Time and as of the Closing Date, in form and substance reasonably satisfactory to the Representatives.”

6.                                      Pursuant to Section 12 of the Basic Provisions, notices to the Representatives of the Underwriters shall be sent to:

Name:	Goldman, Sachs & Co.
Address:	200 West Street
New York, New York 10282
Attention:	Prospectus Department
Facsimile Number:	(212) 902-9316

Name:	Barclays Capital Inc.
Address:	745 Seventh Avenue,
New York, New York 10019
Attention:	Syndicate Registration
Facsimile Number:	(646) 834-8133

Name:	RBC Capital Markets, LLC
Address:	Three World Financial Center
200 Vesey Street
New York, New York 10281
Attention:	DCM Transaction Management
Facsimile Number:	(212) 658-6137

7.                                      The following definitions shall be added to Section 19 of the Basic Provisions:

“ “Applicable Time” shall mean 5:15 p.m., New York City time, on the date of this Terms Agreement.”

“ “Counsel to the Underwriters” shall mean Skadden, Arps, Slate, Meagher & Flom LLP.”

8.                                      The definition of “Disclosure Package” in Section 19 of the Basic Provisions is amended and restated as follows:

“ “Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Final Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectus identified in Schedule II of this Terms Agreement and (iv) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.”

9.                                      In addition to the legal opinions required by Sections 6(c) and 6(d) of the Basic Provisions, the Underwriters shall have received an opinion of David A. Kanarek, Vice President and Senior Counsel of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated December 2, 2014, to purchase the Notes on the terms set forth therein.”

Very truly yours,

For themselves and as Representatives of the Underwriters

GOLDMAN, SACHS & CO.

		By	/s/ Adam Greene
Name: Adam Greene
Title: Vice President

BARCLAYS CAPITAL INC.

		By	/s/ Paige Maire
Name: Paige Maire
Title: Managing Director

RBC CAPITAL MARKETS, LLC

		By	/s/ Scott G. Primrose
Name: Scott G. Primrose
Title: Authorized Signatory

Accepted:

AMERICAN EXPRESS COMPANY

By	/s/ David L. Yowan
Name: David L. Yowan
Title: Executive Vice President and
Corporate Treasurer

SCHEDULE I

Name	Principal Amount of Notes
Goldman, Sachs & Co.	$160,000,000
Barclays Capital Inc.	$160,000,000
RBC Capital Markets, LLC	$160,000,000
HSBC Securities (USA) Inc.	$28,500,000
Lloyds Securities Inc.	$28,500,000
Mitsubishi UFJ Securities (USA), Inc.	$28,500,000
Mizuho Securities USA Inc.	$28,500,000
Samuel A. Ramirez & Company, Inc.	$6,000,000
Total	$600,000,000

S-I-1

SCHEDULE II

1.  Final Term Sheet, substantially in the form attached as Exhibit A to Schedule II, as filed with the Commission pursuant to Rule 433, and dated December 2, 2014, in respect of the $600,000,000 3.625% Subordinated Notes due December 5, 2024

S-II-1

Exhibit A

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-185242

American Express Company
$600,000,000
3.625% Subordinated Notes due December 5, 2024

Pricing Term Sheet
December 2, 2014

Issuer:	American Express Company (“American Express”)

Securities Offered:	3.625% Subordinated Notes due December 5, 2024 (the “Notes”)

Ranking:

The Notes are unsecured and will be subordinated in right of payment to all Senior Indebtedness (as defined in the preliminary prospectus supplement dated December 2, 2014 related to this offering) of American Express, but senior in right of payment to the outstanding $750 million of 6.80% subordinated debentures

Expected Ratings*:	[Reserved]

Principal Amount:	$600,000,000

Price to Investors:	99.527%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	December 2, 2014

Settlement Date:	December 5, 2014 (T+3)

Maturity:	December 5, 2024

Redemption:

The Notes may be redeemed, in whole or in part, on or after the date that is 31 days prior to the maturity date at a redemption price equal to the principal amount of the subordinated notes being redeemed, together with any accrued and unpaid interest thereon to the date fixed for redemption. The Notes may not be redeemed prior to the date that is 31 days prior to the maturity date except upon the occurrence of a Tax Event or Regulatory Capital Event (each as defined in the preliminary prospectus supplement dated December 2, 2014 related to this offering). No redemption of the Notes may be made without the prior approval of the Federal Reserve

Coupon:	3.625%

Interest Payment Dates:

Semi-annually in arrears on each June 5 and December 5 of each year, beginning on June 5, 2015. If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day

Day Count:	30/360

B-1

Benchmark Treasury:	2.250% due November 15, 2024

Benchmark Treasury Price and Yield:	99-23; 2.282%

Re-offer Spread to Benchmark:	+140 bp

Re-offer Yield:	3.682%

Underwriters’ Commission:	0.450%

Net Proceeds to Issuer (before expenses):	$594,462,000

CUSIP / ISIN:	025816 BK4 / US025816BK48

Joint Book-Running Managers:	Goldman, Sachs & Co. Barclays Capital Inc. RBC Capital Markets, LLC
Co-managers:	HSBC Securities (USA) Inc. Lloyds Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.
Junior Co-manager:	Samuel A. Ramirez & Company, Inc.

*Note: An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the depositary shares should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a base prospectus dated December 3, 2012) and a preliminary prospectus supplement, dated December 2, 2014, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: (201) 793-5170, facsimile: (212) 902-9316, email: prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 888-603-5847, email: barclaysprospectus@broadridge.com; or RBC Capital Markets, LLC, Attention: Investment Grade Syndicate Desk, Three World Financial Center, 200 Vesey St., 8th Floor, New York, NY 10281, telephone: 866-375-6829, e-mail: rbcnyfixedincomeprospectus@rbccm.com.

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